EXHIBIT 15

To the Board of Directors and Shareholder of
Allstate Life Insurance Company:

        We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Allstate Life Insurance Company and subsidiaries for the three-month and nine-month periods ended September 30, 2003 and 2002, as indicated in our report dated November 13, 2003; because we did not perform an audit, we expressed no opinion on such financial information.

        We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, is incorporated by reference in the following Registration Statements:

Forms S-3 Registration Nos.	Forms N-4 Registration Nos.
333-100068 333-102319 333-102325 333-104789 333-105208 333-105331	333-102934 333-72017 333-31288 333-96115

        We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/Deloitte & Touche LLP

Chicago, Illinois
November 13, 2003

E-2